Exhibit 10.19

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into this 8 day of February, 2013, by and between YETI COOLERS, LLC, a Delaware limited liability company (the “Sublessee”) and OVERWATCH SYSTEMS, LTD., a Delaware corporation, (the “Sublessor”).

WHEREAS, by lease dated December 9, 2005, as amended by four (4) additional amendments (collectively the “Lease”) Sublessor leased from TDC-AIS Overwatch, L.P., predecessor-in-interest to OS AUSTIN PROJECT CORPORATION (the “Lessor”) certain premises consisting of approximately 48.117 acres of land out of the Thomas Anderson Survey No. 17, Abstract No. 2 in Travis County, Texas, and the improvements to be constructed thereon, as more particularly described therein, also known as 5301 Southwest Parkway, Austin, TX 78735 (the “Premises”);

WHEREAS, Sublessor has agreed to sublease a portion of the Premises, consisting of approximately twenty one thousand five hundred thirty two (21,532) square feet on the second (2nd) floor of the building located on the Premises, known as Suite 200 and more particularly described on Exhibit “A” attached hereto (the “Subleased Premises A”) to Sublessee on the terms and conditions hereinafter set forth; and

WHEREAS, Sublesssor has agreed to sublease an additional portion of the Premises, consisting of four thousand six hundred twelve (4,612) square feet of space, more particularly described on Exhibit “E-1” attached hereto (the “Subleased Premises B”) to the Sublessee on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the rents, covenants, agreements, stipulations and provisions contained herein to be paid, kept and performed by both Sublessee and Sublessor, the parties do hereby agree as follows:

1.              DEFINITIONS:  Unless otherwise set forth in this Sublease, all capitalized terms shall have the same meaning as set forth in the Lease.  All references to the Subleased Premises hereinafter shall be deemed to refer collectively to Subleased Premises A and Subleased Premises B.

2.              SUBLEASE TERM:  For Subleased Premises A, Sublessor does hereby demise and sublease the Subleased Premises to Sublessee and Sublessee does hereby sublease the Subleased Premises from Sublessor commencing on the earlier of (a) the date the Sublessee’s improvements are substantially complete in accordance with Sublessee’s Work (defined below) which shall be no later than sixty (60) days following Sublessee’s receipt of a construction permit and any other necessary approvals to perform the Sublessee’s Work, or (b) the date Sublessee commences business operations in the Premises (the “Commencement Date”) and ending on the termination of the Lease, currently scheduled for July 31, 2017 (the “Termination Date”), unless sooner terminated pursuant to any provision hereof (the “Term”). Promptly upon the occurrence of the Commencement Date, Sublessee and Sublessor shall execute a letter addendum to this Sublease confirming such Commencement Date.

Subleased Premises B’s commencement date shall be nine (9) months following the Commencement Date for Subleased Premises A (the “Expansion Date”) and shall also terminate on the Termination Date.

3.              USE:  The Subleased Premises shall be used for Sublessee’s office use, and for no other use whatsoever.  Upon the execution of this Sublease, and any consents needed, Sublessee shall, at no cost, have access to up to ten thousand (10,000) square feet of space within Subleased Premises A (the “Pre-Commencement Space”) during construction of Sublessee’s Work until the Commencement Date of this Sublease.

4.              RENT:  It is agreed between the parties hereto that Sublessee shall occupy the PreCommencement Space rent-free until the Commencement Date.  Sublessee covenants and agrees to pay to Sublessor, without deduction or set off, rental for the Term (the “Rent”) as follows:

Term	Gross Rate	Sq. Footage	Monthly Rent
Months 1-2			$0.00
Months 3-12	$23.00 per RSF	14,000 NRA	$26,833.33
Months 13-24	$23.50 per RSF	22,112 NRA	$43,302.67
Months 25-36	$24.00 per RSF	26,144 NRA	$52,288.00
Months 37-48	$24.50 per RSF	26,144 NRA	$53,377.33
Months 49-End	$25.00 per RSF	26,144 NRA	$54,466.67

In the event any payment of Rent is not paid within five (5) days following the date due, Sublessee shall pay to Sublessor, upon demand, a late charge equal to five cents for each dollar overdue.  All Rent is payable in advance in the aforesaid monthly installments of Rent on the first day of each month, with interest at the maximum rate per year permitted by law on any unpaid installments from the date due until paid in full.  Rent payable for any partial month will be prorated on a daily basis.  Upon execution of the Sublease, Sublessee shall pay Rent for month three (3) of the Term to be applied toward the rent due for the third (3rd) full calendar month of the Term.

5.              SECURITY DEPOSIT:  Concurrently with the execution hereof, Sublessee shall deposit with Sublessor the sum of Forty-Four Thousand Eight Hundred Fifty Eight Dollars ($44,858.00) (the “Security Deposit”) to insure the timely and faithful performance of each of the terms and conditions hereof by Sublessee.  Sublessor shall have the right to commingle said funds with other funds of Sublessor.  Sublessor shall hold the Security Deposit and shall have the right, but not the obligation, to use the same to cure any default by Sublessee hereunder or to repair any damage to the Subleased Premises caused by Sublessee, its employees, agents or invitees.  In the absence of any default or damage to the Subleased Premises, Sublessor shall repay said sum, without interest, to Sublessee within sixty (60) days following the end of the Term, as the same may be extended.  In the event Sublessor applies the Security Deposit or any portion thereof in accordance with this Paragraph 5, Sublessee shall be obligated immediately to pay to Sublessor the amount required to restore the Security Deposit to its original amount.  This section shall survive the expiration of the Sublease.

6.              TIME AND PLACE OF PAYMENT:  With the exception of the payment of the third month’s Rent for Subleased Premises A, which shall be delivered by Sublessee to Sublessor upon Sublessee’s execution of this Sublease, all payments of Rent shall be made, in advance, without notice, on the first (1st) day of each month during the Term, and addressed to address in the Notice provision or to such other person or at such other place as Sublessor may from time to time designate in writing.

7.              OPERATING EXPENSE:  Utilities, janitorial, building management, building maintenance and property taxes are included in the Rent above.  The Rent is inclusive of all operating expenses and there will be no operating expense pass throughs over the Term of the Sublease.  Normal operating hours and HVAC hours for the Premises are from 7:00 am to 6:00 pm, Monday through Friday, and from 8:00 am to 1:00 pm on Saturdays.  If Sublessee requires after hours HVAC, there will not be a charge for after hour HVAC through the entire Term.

8.              BUSINESS PRIVILEGE TAXES, BUSINESS USE TAXES AND OCCUPANCY TAXES:  Sublessee agrees to pay any revenue tax or charge, occupancy tax, business privilege tax, business use tax or any other tax that may be levied against the Subleased Premises or Sublessee’s use or occupancy thereof during the Term.

9.              RIGHT OF ENTRY:  Following the execution of this Sublease and prior to the Commencement Date, Sublessee shall have twenty-four (24) hour access to the Pre-Commencement Space and the Subleased Premises.  The purpose of said access includes, but it not limited to, evaluating what alterations, repairs or improvements are needed to modify the Subleased Premises for its use.  Sublessee may not commence any such alteration, repair or improvement until Sublessor and Lessor shall have consented thereto pursuant to Paragraph 11 and Lessor shall have consented to this Sublease.  Sublessee’s access to the Subleased Premises prior to the Commencement Date shall be subject to all of the terms and conditions of this Sublease, except for the payment of Rent.  Sublessee hereby agrees to indemnify and hold harmless Sublessor and Lessor from any and all liability, claims, demands, expenses, damages and judgments arising as a result of Sublessee’s access to the Subleased Premises pursuant to this Paragraph 9, except Sublessee shall have no liability for Sublessor’s gross negligence or willful misconduct.

10.       ACCEPTANCE AND SURRENDER OF SUBLEASED PREMISES:  Except as otherwise set forth herein, Sublessee agrees to accept the Subleased Premises in its present “as is” condition at the date of this Sublease, it being both parties intent that Sublessee shall bear the full cost and expense of modifying or renovating the Subleased Premises for its use.  Provided Sublessee is not in default hereunder, Sublessor agrees to provide Sublessee with a sublessee work allowance in the amount of Eleven Dollars per RSF ($11.00) on the entire Subleased Premises (the “Work Allowance”) in connection with the completion by Sublessee of the work on Subleased Premises A and Subleased Premises B more particularly described on Exhibit “B” attached hereto and made a part hereof (collectively, the “Sublessee’s Work”).  The Work Allowance shall be paid by Sublessor directly to Sublessee’s general contractor within thirty (30) days following Sublessor’s receipt of (a) detailed invoices for all of Sublessee’s Work; (b) release of liens executed by all contractors, subcontractors, materialmen and suppliers that performed work which is the subject of the invoice, and (c) such other documentation as may be reasonably required by Sublessor.

At Sublessee’s option, Sublessee shall have the right to self-fund the Work Allowance and/or the Moving Allowance (defined below) and receive a dollar-for-dollar credit against each installment of Rent until such time as Sublessee has recouped the entire amount of the self-funded Work Allowance and/or Moving Allowance.  Sublessee shall provide written notice of its intent to exercise this option to Sublessor within ten (10) days of receipt of Lessor’s consent to this Sublease.

The Work Allowance is meant to be comprehensive including but not limited to architectural, engineering fees, actual construction material, labor, phone and data cabling equipment, security network, and monument signage costs.  Sublessee shall not be charged for any fee associated with Sublessor’s or Lessor’s review/supervision of the construction of the Sublessee’s Work.

Sublessor shall also provide Sublessee a Moving Allowance not to exceed $2.00 per RSF for the Subleased Premises to be used for voice and data cabling and moving related expenses (the “Moving Allowance”).  The Moving Allowance for Subleased Premises A shall be paid by Sublessor directly to Sublessee within 30 days of the Commencement Date.  The Moving Allowance for Subleased Premises B shall be paid by Sublessor directly to Sublessee within 30 days of the Expansion Date.

In addition to the Work Allowance and the Moving Allowance, Sublessor has agreed to and paid $0.10 per square foot toward the cost of a test fit with Sublessee’s architect.

11.       ALTERATIONS AND MODIFICATIONS:  Sublessee agrees to obtain Sublessor’s and Lessor’s prior written approval of alterations, modifications, repairs or renovations made to the Subleased Premises.  Sublessor agrees that it shall promptly review plans and drawings submitted and that it will not unreasonably delay or deny approval with respect to non-structural alterations.  Notwithstanding the foregoing, Sublessor’s consent to such alterations shall be subject to Lessor’s consent thereto.  Any alterations, modifications or renovations of or to the Subleased Premises shall be limited to partition changes (nonbearing walls), electrical and mechanical alterations, telephone relocations, and decorating.  The structural integrity of the Building will not be disturbed in any way.  Sublessee shall provide Sublessor with a waiver of liens prior to the commencement of any alterations or modifications to the Subleased Premises and a release of liens at the completion of any alterations or modifications to the Subleased Premises executed by all contractors who performed such alterations or modifications.  In addition, Sublessee agrees that all work performed upon the Subleased Premises shall be done in a good and workmanlike manner and shall be in accordance with all applicable law.  Unless expressly agreed to the contrary, all alterations, modifications and renovations, upon completion of construction thereof, shall become part of the Subleased Premises and the property of Lessor without payment therefore by Sublessor and shall be surrendered to Lessor under the Lease at the end of the Term or upon sooner termination of this Sublease pursuant to the terms hereof.  Sublessee shall not be responsible for any alterations that were completed by Sublessor prior to Sublessee occupying the Subleased Premises.  Sublessee shall not have any restoration obligations with respect to the Sublessee’s Work.

Sublessee has requested and Sublessor has consented to the use of Sublessor’s office furniture, office equipment, and any existing fixtures and cabling (collectively, the “Furniture”), currently located in the Subleased Premises and described on Exhibit “C”, attached hereto.  The Furniture is in AS-IS condition and shall remain the property of Sublessor.  If any repairs are needed to the office equipment, it shall be at Sublessee’s expense.  The Furniture shall be returned to the Sublessor in its original condition, ordinary wear and tear and casualty excepted.  Sublessor will remove any furniture, equipment, fixtures, or cabling not specified on Exhibit “C” prior to the Commencement Date.  Sublessor shall remove the Furniture upon termination of this Sublease, unless otherwise agreed upon by both parties.

Sublessee agrees not to perform any construction in Subleased Premises B until after the Expansion Date.  Work Allowance for Subleased Premises B will be paid in accordance with Paragraph 10.

Sublessee has requested and Sublessor has agreed that on or before the Expansion Date, Sublessor shall oversee and complete the installation of a fire-rated corridor connecting Subleased Premises B to Subleased Premises A (as more particularly described on Exhibit “E” attached hereto and made a part hereof) and otherwise demise the Subleased Premises to Sublessee at Sublessor’s sole cost and expense subject to all applicable codes and regulations (the “Demising Work”).  The costs of the Demising Work, including, without limitation, the costs of installing and painting the demising walls shall be paid by Sublessor.

12.       REPAIRS/MAINTENANCE:  Sublessee shall, throughout the Term, at its sole cost and expense, keep the Subleased Premises clean, keep waste and drain pipes open and generally maintain the Subleased Premises and the improvements now or hereafter comprising all or any part of the Subleased Premises and the fixtures and appurtenances thereto in good order, repair and condition normal wear and tear only excepted.  Sublessee shall, throughout the Term promptly report all damage or injury to the Subleased Premises, caused by (a) the gross negligence or willful misconduct of Sublessee or its employees, agents, invitees, licensees, subtenants or contractors; (b) the act of moving in or out of the Subleased Premises; and/or (c) the installation and/or removal of any furniture, fixtures or other property.  Sublessor will make the repairs and the Sublessee shall pay for the cost.

13.       LEASE CONTROLLING:  The Lease.  Sublessee acknowledges that it is fully familiar with the terms of the Lease, a copy of which is attached hereto and made a part hereof as

Exhibit “D”.  Sublessee hereby agrees to perform and observe all of the responsibilities, covenants, terms and obligations on the part of Sublessor as tenant to be performed or observed under the Lease with respect to the Subleased Premises during the Term or any option terms of this Sublease, other than the obligation to pay to Lessor the fixed rent and additional rent provided in the Lease.

Sublessor shall not be bound by any warranties and representations made by the Lessor in the Lease, nor shall Sublessor be obligated to perform any of the terms, covenants, conditions and agreements in the Lease required to be performed by the Lessor; and Sublessee agrees to look solely to the Lessor for the performance of the same.  Sublessee further covenants and agrees not to violate or cause to be violated any of the terms and provisions of the Lease.  Sublessee shall be bound by all of the restrictions and limitations placed upon Sublessor as tenant under the Lease, as if Sublessor were the landlord and the Sublessee were the tenant thereunder.  Notwithstanding anything to the contrary contained or implied herein, Sublessee acknowledges that Sublessee is hereby granted no more rights or privileges with respect to the Subleased Premises than Sublessor, as tenant, has under the Lease.  Sublessee further covenants and agrees that it shall not engage in any dispute with, or file any action against Lessor without obtaining Sublessor’s prior written consent thereto, such consent not to be unreasonably withheld, conditioned or delayed, and Sublessee hereby expressly waives any rights it may have to engage in any such dispute or file any such action without said consent of Sublessor.

In the event the Lease is terminated pursuant to its terms for any reason, this Sublease shall automatically cease and terminate as of the date upon which the Lease is so terminated, without recourse to Sublessee.  In the event Sublessee incurs costs in curing such default, Sublessee may receive a dollar-for-dollar credit against future installments of Rent until such time as Sublessee has recouped the entire amount incurred in remedying such default.  Sublessor hereby covenants to timely pay all rent and other sums due and owing to Lessor under the Lease, perform the covenants and undertakings of Sublessor as tenant under the Lease to the extent the same are not Sublessee’s obligations herein during the term of this Sublease, and agrees not to do or permit to be done any act which shall result in a violation of any of the terms and conditions of said Lease.  Sublessor shall promptly provide Sublessee with copies of any default notices received from Lessor under the Lease.  Sublessor shall not amend or modify the Lease in any manner which affects Sublessee’s use and occupancy of the Subleased Premises without first obtaining the written consent of Sublessee, which consent shall not be unreasonably withheld, conditioned or delayed.

Sublessee hereby indemnifies and agrees to hold harmless Sublessor against any and all claims, loss and damage, including without limitation reasonable attorneys’ fees and disbursements, which may at any time be asserted by Lessor against Sublessor for failure of Sublessee to perform any of the covenants, agreements, terms, provisions of conditions contained in the Lease, which, by reason of the provisions of this Sublease, Sublessee is obligated to perform.  Sublessee further indemnifies and agrees to hold harmless Sublessor from any costs, expenses, claims or damages, including without limitation, reasonable attorneys’ fees and disbursements, arising during the Term or option terms hereof with respect to the Subleased Premises or Sublessee’s use and occupancy thereof.

Notwithstanding anything in this Sublease contained to the contrary, Sublessor shall not be liable for any of the obligations, duties, responsibilities or liabilities of the Lessor under the Lease or for the failure or any delay by the Lessor to perform or discharge the same.  Sublessor shall not be obligated upon, or to take any action by reason of any matter relating to the operation, maintenance, repair, replacement or restoration of the Premises or any facilities or services thereof.

Neither party will do or permit anything to be done which would cause the Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Lessor under the Lease.  Sublessee will indemnify and hold Sublessor harmless from and against (a) all damages of any kind whatsoever arising from any breach or default on its part by reason of which the Lease shall be terminated or forfeited, and (b) all other liabilities, claims and damages arising out of or in connection with the use and occupancy of the Subleased Premises, unless due to the gross negligence or willful misconduct of Sublessor.

14.       LEASE IN EFFECT:  Sublessor warrants and represents, to the best of Sublessor’s knowledge, information and belief, that the Lease is subsisting and is in full force and effect, Sublessor is not in default thereunder, and all rents, additional rents and charges due thereunder are and will be paid.

15.       SUBLETTING OR ASSIGNMENT:  Sublessee covenants that it will not assign its interest in this Sublease, in whole or in part, or permit the subletting of the Subleased Premises or any part thereof without the prior written consent of Sublessor, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, a Permitted Transfer, as defined in Section 11E of the Lease, shall not be considered an assignment under the terms of this Sublease.  In the event of any permitted assignment or subletting at a rental rate in excess of that being charged to Sublessee hereunder, Sublessee shall pay to Sublessor, as collected, half of such excess rents after deducting all reasonable fees incurred in connection with such assignment or sublease.  Sublessee shall be entitled to retain fifty percent (50%) of any profit from the assignment or subletting of its rights hereunder.

16.       INSURANCE AND INDEMNITY:  Sublessee agrees to indemnify and hold harmless both Sublessor and Lessor from and against all liability, claims, demands, expenses, damages and judgments arising from Sublessee’s breach of this Sublease and from property damage or injury to third parties (including wrongful death) upon the Subleased Premises during the Term or any extension thereof, unless due to the gross negligence or willful misconduct of Sublessor.  Sublessee agrees, at its own cost and expense, to keep the Subleased Premises insured under a public liability policy against claims for property damage and personal injury to third parties (including wrongful death).  The minimum amounts of such insurance coverage shall not be less than the amounts required by the Lease.  Upon execution of this Sublease by Sublessee and at least thirty (30) days prior to the expiration date of such policies, Sublessee shall furnish to Lessor and Sublessor a certificate or certificates of insurance confirming that the required insurance is in full force and effect with all premiums paid current and shall name Sublessor and Lessor as additional insured.  Sublessee further agrees to indemnify and hold harmless Sublessor and Lessor from all liability arising out of the filing of any mechanic’s or materialman’s lien against the Subleased Premises by reason of any act or omission of Sublessee.

17.       PERSONAL PROPERTY:  Sublessee agrees to assume full responsibility for its personal property located at the Subleased Premises, and to indemnify and hold harmless Sublessor and Lessor against damage thereto sustained by fire, theft or other casualty loss.  Sublessor hereby waives its right to any lien, statutory or otherwise, against any of Sublessee’s personal property, trade fixtures, equipment or inventory, for purposes of securing Sublessee’s obligations under this Lease, or otherwise.

18.       NOTICES:  All notices required shall be given by registered or certified mail, postage prepaid, return receipt requested.  Notice to the Sublessee shall be addressed to:

Yeti Coolers, LLC
Attn:  David Bullock, CFO
3411 Hidalgo Street
Austin, TX 78702

With a copy to:
Yeti Coolers, LLC
Attn:  David Bullock, CFO
5301 Southwest Parkway
Austin, TX 78735

With a copy to:
Jackson Walker
Attn: Chad Smith
100 Congress, Suite 1100
Austin, TX 78701

Notice to Sublessor shall be addressed to:
Overwatch Systems
5301 Southwest Parkway
Austin, TX 78735
Attn: Jeff Johnson

With a copy to:
Textron Systems Corporation
c/o AAI Corporation
124 Industry Lane
Hunt Valley, MD 21030
Attn: Legal Department

All notices shall be deemed received two (2) days after mailing.

19.       HOLD OVER AND SUBLESSOR DEFAULT:  Notwithstanding any provision of law or any judicial decision to the contrary, no notice shall be required to terminate the Term on the date herein specified as the end of the Term, and the Term shall expire on the date herein mentioned without notice being required from either party.  In the event that Sublessee remains beyond the expiration date of the Term, it is the intention of the parties and it is hereby agreed that a tenancy at sufferance shall arise at a monthly rent equal to one hundred twenty-five percent (125%) of the monthly Rent in effect at the expiration of the Term plus any amounts charged against Sublessor as Lessee under the Lease for holdover rent or penalty.  It is further agreed that Sublessee shall indemnify and hold harmless Sublessor from and against any and all liability, claims, demands, expenses, damages and judgments incurred by Sublessor as a result of Sublessee’s retaining possession.

20.       SUBLESSEE DEFAULT:  The occurrence of any one or more of the following events shall constitute a default under this Sublease by Sublessee:

a.                                      The failure by Sublessee to make any payment of Rent, or any other payment required to be made by Sublessee hereunder on the date due where such failure shall continue for a period of five (5) days after the same shall become due and payable.

b.                                      The failure by Sublessee to observe or perform any of the covenants, conditions or provisions of this Sublease other than as described in the immediately preceding paragraph and/or the failure by Sublessee to observe or perform any of the covenants, conditions or provisions of the Lease to which Sublessee has agreed to be bound pursuant to the terms of this Sublease, where such failure shall continue for a period of fifteen (15) days after written notice thereof from Sublessor to Sublessee.

c.                                       The making by Sublessee of any general arrangement or assignment for the benefit of creditors; Sublessee becomes a “debtor” as defined in 11  U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Sublessee, the same be dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of all or substantially all of Sublessee’s assets or of Sublessee’s interest in this Sublease, where possession is not restored to Sublessee within thirty (30) days; or the attachment, execution or other judicial seizure of all or substantially all of Sublessee’s assets or of Sublessee’s interest in this Sublease, where such seizure is not discharged within thirty (30) days.

21.       REMEDIES:  In the event of any such default by Sublessee, Sublessor may at any time thereafter, without limiting Sublessor in the exercise of any right or remedy which Sublessor may have by reason of such default or breach:

a.                                      Terminate Sublessee’s right to possession of the Subleased Premises by any lawful means, in which case this Sublease shall terminate and Sublessee shall immediately surrender possession of the Subleased Premises to Sublessor.  In such event, Sublessor shall be entitled to recover from Sublessee all damages permitted to be recovered by a landlord pursuant to the laws of the jurisdiction where the Subleased Premises are located, together with all damages incurred by Sublessor by reason of Sublessee’s default, including, but not limited to, the cost of recovering possession of the Subleased Premises, reasonable attorneys fees, and any real estate commission actually paid.

b.                                      Maintain Sublessee’s right to possession in which case this Sublease shall continue in effect whether or not Sublessee shall have vacated or abandoned the Subleased Premises.  In such event, Sublessor shall be entitled to enforce all of Sublessor’s rights and remedies under this Sublease, under the laws of the jurisdiction where the Subleased Premises are located at law and equity, including the right to recover the Rent, Additional Rent, and all other sums due hereunder as the same become due.

c.                                       Declare the entire balance of Rent, Additional Rent and all other sums payable hereunder during the remaining Term of this Sublease to be immediately due, payable and in arrears as if by the terms and provisions of this Sublease said balance of Rent, Additional Rent and other sums were on that date payable in advance.  Any such acceleration by Sublessor shall not constitute a waiver of any right or remedy of Sublessor.

d.                                      Pursue any other remedy now or hereafter available to Sublessor under the laws of the jurisdiction where the Subleased Premises are located or in equity.

e.                                       Pursue any remedy enforceable by Lessor under the Lease.

All remedies available to Sublessor hereunder shall be cumulative and concurrent.  No waiver or delay in enforcement by Sublessor of any breach of Sublessee’s obligations hereunder shall constitute a waiver of any such breach or any subsequent breach.

In the event there is a continuance of an Event of Default described in Section 18(i) of the Lease by Sublessor to Lessor, Sublessee shall make their rent payments directly to Lessor, upon receipt of written notice provided by Lessor.

22.       RIGHT OF FIRST REFUSAL:  Sublessee shall have an ongoing Right of First Refusal (“ROFR”) on the balance of the second floor of the Premises (the “Refusal Space”).  Sublessee shall have the right to lease the Refusal Space on terms identical to those in a bona fide letter of intent from a third-party which Sublessor is willing to accept (the “Offer”).  Upon notification in writing by Sublessor of the receipt of an Offer (the “Refusal Space Notice”) on the Refusal Space, Sublessee shall have seven (7) business days in which to notify Sublessor in writing of its election to lease the Refusal Space on the same terms and conditions as those contained within the Refusal Space Notice.

Sublessee’s rejection of the ROFR on any portion of the Refusal Space shall not affect or inhibit Sublessee’s ROFR on any other portion of the Refusal Space or the rejected portion should that lease terminate or expire for any reason.

In the event Sublessee rejects the ROFR on any portion of the Refusal Space and the terms of the Refusal Space Notice materially change, Sublessor shall be required to present such ROFR to Sublessee again under the same conditions as provided above.  The terms of a proposed sublease of the Refusal Space will be deemed to be materially different from the terms of the Refusal Space Notice if the financial terms (excluding the security deposit, but including, among other things, base rent, escalations and pass throughs of operating expenses, insurance, utilities and taxes, concession packages, free rent, free parking, leasing concessions, construction costs, improvement allowances, moving and other allowances, and commissions) of such proposed sublease have been reduced by more than ten percent (10%), in the aggregate, from the terms set forth in the Refusal Space Notice.

23.       INTEREST:  In the event that any sums due and payable to Sublessor pursuant to the terms of this Sublease are not paid when due, such sums shall bear interest at the rate of twelve percent (12%) per year, from the due date until actually paid, unless that rate is usurious as applied to Sublessee in which event the rate shall be reduced to the highest non-usurious rate.  Neither the accrual nor the payment of interest shall cure any default by Sublessee under this Sublease.

24.       BROKERS:  Sublessor and Sublessee represent, warrant and agree that each has not dealt with any broker, agent, finder or other intermediary in connection with the subletting of the Subleased Premises except Stream Realty Partners (the “Listing Broker”) and Jones Lang LaSalle (the “Sublessor Broker”).  Sublessor shall be solely liable for any commission due to the Listing Broker and Sublessor Broker.  Sublessor and Sublessee agree to indemnify, defend and hold the other harmless from and against any claims against the other resulting from a breach or inaccuracy of the foregoing representation, warranty and agreement which shall survive expiration, cancellation or other termination of this Sublease.

25.       COMPLIANCE WITH LAWS:  Sublessee shall, throughout the Term of this Sublease, observe and comply with all statutes, laws, ordinances, notices, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof, and notices, orders, rules and regulations of the National Board of Fire Underwriters, or any other body now or hereafter constituted exercising similar functions, relating to the Subleased Premises, foreseen or unforeseen, ordinary as well as extraordinary, or to the use or manner of use of the Subleased Premises, or to the fixtures and equipment thereof.

26.       AUTHORITY:  The parties executing this Sublease represent and warrant that they have the full right and lawful authority to execute this Sublease for the Term, in the manner and upon the conditions and provisions herein contained.

27.       FURTHER DOCUMENTS:  Each party agrees to execute and deliver to the other all instruments which may reasonably be required to carry out all terms and provisions of this Sublease.

28.       RECOVERY OF FEES:  If either party is successful in enforcing against the other any legal or equitable remedy for a breach of any provision of this Sublease, the successful party shall be entitled to recover its expenses and reasonable attorney’s fees as determined by the court as part of the judgment or decree.

29.       BINDING EFFECT:  This Sublease shall be binding upon the successors and permitted assigns of Sublessee and Sublessor.

30.       INTEGRATED DOCUMENT:  This instrument, and its attachments, embodies all of the agreements between the parties with respect to the Subleased Premises, and no oral agreements, prior correspondence or other prior writings shall be held to vary the provisions hereof.  Any subsequent changes or modifications shall become effective only by a written instrument duly executed by Sublessee and Sublessor.

31.       LESSOR’S CONSENT:  This Sublease is contingent upon, and shall have no force or effect until receipt of, the Lessor’s written consent hereto in the form attached as Exhibit “F”.  The Sublessor agrees to exercise good faith in requesting Lessor’s written consent to this Sublease.

32.       PARKING:  Sublessee shall have the right to parking spaces associated with the Subleased Premises at a ratio of 4.69 spaces per 1000 RSF at no charge throughout the Term.

33.       RELOCATION:  Sublessor shall not have the right to relocate the Subleased Premises.

34.       SIGNS:  Sublessor will place a building standard signage on the building directory located in the main lobby of the building and suite signage outside of Subleased Premises identifying Sublessee.  Sublessee shall be permitted to place one placement (panel) on the building exterior monument.  The signage on the building monument will match building standard.  Sublessee will not be responsible for removing signage or any costs associated with removing signage.

35.       SECURITY SYSTEM:  The Premises is equipped with twenty-four (24) hour security.  Subject to Sublessor’s approval, which shall not be unreasonably withheld, Sublessee will have the right to install its own security system for the Subleased Premises.

36.       COUNTERPARTS:  This Sublease may be executed in one or more counterparts, which together constitute one and the same instrument, and may be executed by facsimile or digital signature, each of which shall be deemed original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as of the day and year first above written.

SUBLESSEE:
YETI COOLERS, LLC
A Delaware limited liability company

By:	/s/ David Bullock

Title:	David Bullock, CFO

SUBLESSOR:
OVERWATCH SYSTEMS, LTD.,
A Delaware Corporation

By:	/s/ Jeff Johnson
Name:	Jeff Johnson
Title:	VP Finance

EXHIBIT “A”

SUBLEASED PREMISES A

EXHIBIT “B”

SUBLESSEE’S WORK

EXHIBIT “C”

PRIME LEASE

EXHIBIT “D”

FURNITURE INVENTORY

December 19, 2012

Highlighted: TO BE REMOVED | X

OVERWATCH - YETI FURNITURE INVENTORY

refer to PLAN DIAGRAMS

ROOM	desk chair	side chair	small book case	large book case	"L" work station	rectangular desk	conference table	conf. chair	training table	training chair	small white board	medium white board	large white board	projection screen	ceiling projector mount	"U" work station	upper cabinet	file cabinet	meeting table	recpt. desk	8' x 8' systems panels	misc. systems panels	IT Rack
201	11		3		15						10	1					16			1	15		
202	1		1									1				1							
203	2		2		2							2											
204	2		2		2							2											
205	2		2		2							2											
206	2	1	2		2							2											
207	2	1	2		2							2											
208	1	3		1								1				1							
209	3	1											1										
210	2	2	2										1										
211	1	1	1		1								1										
212	2		2		2							2											
213	2		2		2							2											
214	2	1	2		2							2											
215	1	1	1		1							1											
216	1	3		1									1			1							
217	1	5		1									2			1			1				
218	1	2		1							1					1							
219	2		2		2							2											
220	2	1	2		2							2											
221	1	2	2		1							2											
222	2	1	2		2							2											
223	2		2		2							2											
224	1	2	1		1							1						1					
225	3	4		1	3							1	1						1				
226	3																					1	
227	4																					1	1
228							1	11					1	1	1								
229							1	16					1	1	1								
230													1										
231	4			1		1					3		3	1	1		2					4	
232	10		1			7							2										
233	3					2						2											
234								9			1		1	1	1								
235	1	3	1	1								1				1							
236	1	2	1		1								1

EXHIBIT “E”

DEMISING WORK

EXHIBIT “E-1”

Subleased Premises B

EXHIBIT “F”

LESSOR’S CONSENT TO SUBLEASE